Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	1400 Old Country Road Westbury, NY 11590 (631) 465-3612

PARK AEROSPACE CORP. COMMENTS ON SCHEDULE 13D

FILED BY RAGING CAPITAL MANAGEMENT, LLC

Westbury, New York, Wednesday, April 1, 2020….Park Aerospace Corp. (NYSE-PKE) offered comments on the Schedule 13D filed by Raging Capital Management, LLC on March 30, 2020 encouraging Park to “aggressively buy back [the Company’s] stock via the Company’s existing and an expanded buyback program”. Park’s comments are as follows:

1)	Park has an existing stock buy-back authorization for 1,394,015 shares of its stock.

2)

Park is currently in a “black-out” period and therefore is not able to buy its stock on the open market until after Park announces its results for the fiscal year and fourth quarter ended March 1, 2020. Park expects to announce those results on or before May 15, 2020.

3)

Park’s management is in regular communication with its key shareholders, including Raging Capital, on an ongoing basis, and Park values its relationships with its shareholders and the inputs and recommendations received from them.

4)

Park’s board of directors regularly reviews and evaluates the Company’s capital allocation strategies in conjunction with Park’s outside advisers, and Park’s board will carefully review and evaluate the stock buy-back recommendation contained in Raging Capital’s Schedule 13D.

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s web site at www.parkaerospace.com.

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